Exhibit 99.1

Digital Brands Group (NASDAQ: DBGI; Frankfurt: S8W) Expands Secured U.S. Program 32% to $165M; Increasing Profitability

●	Approximately $286 Revenue Per Share: Consolidated post-split share structure of approximately 575,000 common shares delivers a baseline of approximately $286 in revenue per share from this U.S. program.

●	New Sector Expansion: Revenue increase is driven by the addition of new apparel and footwear categories.

●	Incremental Revenue: This expanded $165M contract adds $40M in incremental revenue.

●	Omitted Growth Catalysts: Current figures explicitly exclude upcoming revenue from the collegiate pipeline, deep GCC partnerships, and the e-commerce scaling strategies of the new Chief Digital Board Member.

●	Cross-Border Compliance: Active ShareIntel data tracking is continuously utilized to monitor international settlement lanes and protect structural public float stability.

Austin, Texas – July 27, 2026 – Digital Brands Group, Inc. (“DBG” or the “Company”) (NASDAQ: DBGI), a publicly traded company specializing in apparel and e-commerce, today announced that following its 1-for-40 stock consolidation, the Company reports an increase in its secured U.S. Program to $165 million, a 32% increase. This expansion is driven by the addition of new apparel and footwear categories.

Based on the Company’s consolidated post-split share structure of approximately 575,000 common shares outstanding, this expanded program represents approximately $286 in revenue per share based on the total value of the U.S Program.

This calculation is strictly limited to the U.S. Program and does not include any future revenue contributions from additional channels, including the collegiate program, expanded partnerships with GCC, or incremental revenues generated via the e-commerce scaling strategies of the Company’s newly appointed Chief Digital Board Member.

The Company plans to file an official Form 8-K regarding this operational update with the U.S. Securities and Exchange Commission (SEC) later today.

“As we stated in our official Form 8-K filed April 30, 2026 outlining the GCC partnership and the U.S. Program, we believed that our partnership represented the beginning of a much broader commercial opportunity,” said Hil Davis, CEO of Digital Brands Group. “This additional $40 million in revenue is entirely new and incremental to the Company’s previous financial guidance presented in its official Form 8-K filing issued on May 12, 2026.”

Regulatory Compliance & Settlement Tracking Notice

To ensure fair, orderly trading and protect shareholder equity, the Company, alongside its legal counsel at Christian Attar and ShareIntel, is continuously monitoring all clearinghouse ledger discrepancies. A routine forensic data audit is actively reviewing targeted volume anomalies, Fails-to-Deliver (FTDs), and settlement transactions routed through offshore intra-clearing networks.

This operational tracking is explicitly isolating cross-border settlement balances between the Company’s primary NASDAQ listing (DBGI) and its secondary European listing on the Frankfurt Stock Exchange (Ticker: S8W; WKN: A3CQ98).

The Company is committed to transparent market dynamics and will continue to compile and submit its verified data tracking packages directly to domestic and international exchange compliance departments, regulatory oversight divisions, and institutional clearing intermediaries to support continuous data integrity and orderly cross-border settlement close-outs.

About Digital Brands Group, Inc.

Digital Brands Group, Inc. (NASDAQ: DBGI) operates a curated portfolio of luxury and lifestyle apparel brands, leveraging a digitally native e-commerce ecosystem and selective wholesale distribution channels to drive direct-to-consumer scale, sustainable customer acquisition, and long-term brand equity.

Investor Relations Contact:

Digital Brands Group, Inc.

Investor Relations Department

Email: invest@digitalbrandsgroup.co

Forward-looking Statements

Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG’s plans, objectives, projections and expectations relating to DBG’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the level of consumer demand for apparel and accessories; DBG’s ability to add and retain strategic partners and customers; disruption to DBGs distribution system; the financial strength of DBG’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG’s ability to implement its business strategy; DBG’s ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that DBG’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG’s ability to properly collect, use, manage and secure consumer and employee data; stability of DBG’s manufacturing facilities and foreign suppliers; continued use by DBG’s suppliers of ethical business practices; DBG’s ability to accurately forecast demand for products; continuity of members of DBG’s management; DBG’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG’s indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG’s financial results is included from time to time in DBG’s public reports filed with the SEC, including DBG’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Current Reports on Forms8-K filed or furnished with the U.S. Securities and Exchange Commission.